Exhibit (a)(28)
To all employees:
I understand that some of you may be concerned by a press report that came out this afternoon commenting on certain Board members’ positions regarding our transaction with Roche and its potential impact. I want to make sure it is absolutely clear to you that the majority of our Board is in full support of the transaction and is recommending to shareholders that they tender their shares.
Ventana’s entire board has been intimately involved throughout the process and after a full evaluation of Ventana’s strategic alternatives, thoughtful deliberations and substantial discussions with outside advisors, seven of nine board members felt the offer is in the best interest of Ventana shareholders. However, Jack Schuler and John Patience, two of our directors, have decided for various reasons not to tender their shares into the offer. While this is absolutely their prerogative, if greater than 50.0% of outstanding shares are tendered (calculated on a fully diluted basis) and assuming other customary conditions are met, then their shares will not be required to conclude the transaction.
Furthermore the entire management team and the majority of the board wholeheartedly support this transaction and have committed to tender all of their shares.
Much will be said in the press over the coming days and weeks about our Company and the transaction with Roche. Please continue to remain focused on our critical research and development efforts, achieving our short-term performance targets, and working towards Ventana’s long-term objectives. You have done a tremendous job of serving our customers and I appreciate your dedication.
With best regards,
Chris
ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS EMPLOYEE NOTE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL VENTANA’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE

COMMISSION (THE “SEC”) ON JUNE 27, 2007. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SHAREHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).
VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.

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